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                            Thermo Cardiosystems Inc.
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Investor contact: 781-622-1111
Media contact: 781-622-1252


                Thermo Cardiosystems Receives Further Revised
                       Acquisition Proposal from ABIOMED;
         Separately, Board Reaffirms Support for Merger with Thoratec

WOBURN, Mass., January 18, 2001 - Thermo Cardiosystems Inc. (ASE:TCA) received this afternoon a further revised acquisition proposal from ABIOMED, Inc. (NASDAQ:ABMD). In the proposal, portions of which are reproduced at the end of this news release, ABIOMED indicated it would be willing to offer Thermo Cardiosystems shareholders the ability to elect to receive the $11.50 merger consideration in either ABIOMED stock or in cash. These shareholder elections would be pro rated such that the aggregate amount of cash and stock distributed would remain the same as in its previous proposal, dated January 11, 2001. In a previously scheduled meeting later in the day, the Thermo Cardiosystems board of directors determined that it could not conclude that the latest revised ABIOMED offer is superior to the proposed transaction with Thoratec Laboratories Corporation (NASDAQ:THOR). Under the terms of the Thoratec merger agreement, Thermo Cardiosystems is precluded from seeking information from ABIOMED, or otherwise negotiating with ABIOMED, unless the Thermo Cardiosystems board of directors determines, after receiving advice from its financial advisor and after consulting with its outside legal counsel, that the ABIOMED proposal is superior to the Thoratec merger.

      During the meeting, the board also voted to reaffirm its recommendation in favor of the adoption and approval of the company's proposed merger with Thoratec. On January 8, 2001, Thoratec requested the reaffirmation after Thermo Cardiosystems received its first unsolicited acquisition proposal from ABIOMED, dated January 4, 2001. Under the terms of the Thoratec merger agreement, if the Thermo Cardiosystems board of directors does not reaffirm its recommendation in favor of the merger within 10 days after such a request, Thoratec has the option to terminate the agreement and receive a $12 million termination fee from Thermo Cardiosystems.

      On January 4, 2001, ABIOMED proposed a merger that it values at $11.50 per share - $10.00 in ABIOMED common stock and $1.50 in cash. On January 11, 2001, Thermo Cardiosystems received a revised unsolicited acquisition proposal from ABIOMED proposing a merger ABIOMED values at $11.50 per share, consisting of $9.00 in ABIOMED common stock and a minimum of $2.50 in cash, subject to a cap on the number of shares offered.

      Thermo Cardiosystems Inc. is a leader in the research, development, and manufacture of implantable left ventricular-assist systems (LVAS). Its air-driven and electric HeartMate heart-assist devices are implanted alongside the natural heart and take over the pumping function of the left ventricle for patients whose hearts are too damaged or diseased to produce adequate blood flow. Both devices are approved for commercial sale in the United States, Europe, and Canada. The company also supplies whole-blood coagulation testing equipment and related disposables, as well as single-use skin-incision devices. Thermo Cardiosystems is a public subsidiary of Thermo Electron. More information is available at http://www.thermocardio.com.

                                     -more-


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Other Important Information:
The proposed merger and the merger agreement between Thermo Cardiosystems and Thoratec are described in a joint proxy statement/prospectus that has been filed with the Securities and Exchange Commission. You should read this document because it contains important information about the transaction, including the participants in the transaction. You can obtain the joint proxy statement/prospectus and other documents (including the merger agreement) that have been filed with the Securities and Exchange Commission for free when they are available on the Securities and Exchange Commission's Web site at http://www.sec.gov. Also, if you write us or call us at the below address and phone number, we will send you the joint proxy statement/prospectus for free when it is available.

      You can call us at (781) 622-1111, or write to us at:

      Investor Relations Department
      Thermo Cardiosystems Inc.
      81 Wyman Street, P.O. Box 9046
      Waltham, MA 02454-9046

The portions of this news release that relate to future plans, events, or performance are forward-looking statements. Investors are cautioned that all such statements involve risks and uncertainties, including risks related to the proposed transaction between Thermo Cardiosystems and Thoratec and the benefits thereof, government regulatory approval processes, and market acceptance of new products. These factors, and others, are discussed more fully under the heading "Risk Factors" in Thoratec's Registration Statement on Form S-4 [File No. 333-49120] filed with the Securities and Exchange Commission on December 29, 2000, and in both companies' other filings with the Securities and Exchange Commission. Actual results, events, or performance may differ materially. These forward-looking statements speak only as of the date hereof. None of Thermo Cardiosystems, Thoratec, or Thermo Electron undertakes any obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof, or to reflect the occurrence of unanticipated events.

Excerpts from January 18, 2001, letter from ABIOMED, Inc. to Thermo Electron Corporation and Thermo Cardiosystems Inc., c/o J.P. Morgan Securities Inc.:

Ladies and Gentlemen:

      We are writing today to make clear certain matters with respect to our previous offer to acquire Thermo Cardiosystems, Inc. and to express our willingness to be flexible in regard to certain terms of our offer if such flexibility would be useful to you.

      Our Offer is Unsolicited. You have asserted that under the terms of your merger agreement with Thoratec you may only consider "unsolicited" offers that constitute "Superior Offers" (as defined in your merger agreement with Thoratec). We hereby confirm that our offers have been completely unsolicited by you. We continue to believe that our offers to you are Superior Offers. We believe that you, upon review of our offer, will agree that it is Superior both in nominal value today and upside potential for the future.

      Possible Restructuring of Offer. We are willing to proceed with our $11.50 per share offer. We would also be willing, as an alternative, to offer your shareholders the ability to elect to receive the $11.50 consideration either in ABIOMED stock or in cash. These shareholder elections would be pro rated such that the aggregate amount of cash and stock distributed would remain the same as in our existing proposal. We believe that many TCA shareholders will want all stock because of both the upside potential of ABIOMED shares and the opportunity to avoid the taxes associated with cash distributions. This alternative structure would meet the needs of shareholders who prefer stock to cash, while at the same time increasing the per-share cash to be paid to those who prefer cash.

                                     -more-


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      The Cap.  You have  publicly  stated that the cap in our offer has made it difficult for you to evaluate our proposals. We remind you that the cap is included in our offers to ensure full compliance with the definition of Superior Offer. If requested, we are available to discuss the cap with you at your earliest convenience. We, however, do not expect the cap to come into play as it is well below both our historical trading value and the ABIOMED twelve month share price targets of $40-$50 set by the analysts from Salomon Smith Barney and Banc of America Securities.

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